Delaware PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “FX REAL ESTATE AND ENTERTAINMENT INC.”, FILED IN THIS OFFICE ON THE NINTH DAY OF FEBRUARY, A.D. 2010, AT 4:53 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

FX REAL ESTATE AND ENTERTAINMENT INC.

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

FX Real Estate and Entertainment Inc., a Delaware corporation (the “Company”), hereby certifies that:

1. The Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) fixes the total number of shares of capital stock that the Company shall have the authority to issue at 375,000,000 shares of common stock, par value $0.01 per share, and 75,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

2. The Certificate of Incorporation expressly vests the Board of Directors of the Company (the “Board of Directors”) with authority from time to time to provide for the issuance of shares of one or more series of the undesignated Preferred Stock and in connection therewith to fix by resolution or resolutions providing for the issue of any such series, the number of shares to be included therein, the voting powers thereof, and such of the designations, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions of each such series, including, without limitation, dividend rights, voting rights, rights of redemption, or conversion rights, and liquidation preferences, to the fullest extent now or hereafter permitted by the Delaware General Corporation Law and any other provisions of the Certificate of Incorporation.

3. Pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors, by action duly taken on January [      ], 2010, adopted resolutions establishing a series of undesignated Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this series of Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation; Number of Shares.

The designation of the series of Preferred Stock shall be “Series A Convertible Preferred Stock” (the “Series A Convertible Preferred Stock”). The number of authorized shares of Series A Convertible Preferred Stock shall be 1,500.

Section 2. Definitions.

Unless the context otherwise requires, each of the terms defined in this Section 2 shall have, for all purposes of this Certificate of Designation, the meaning herein specified (with terms defined in the singular having comparable meanings when used in the plural):

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition and the definition of “subsidiary,” “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and, in addition to the foregoing, a Person shall be deemed to control another Person if the controlling Person owns ten (10%) or more of any class of voting securities (or other ownership interest) of the controlled Person.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“By-Laws” means the Company’s Amended and Restated By-Laws, as in effect on the date of this Certificate of Designation.

“Call Price” means, with respect to each share of Series A Convertible Preferred Stock, the product of (x) the Closing Price on the Issue Date of such share of Series A Convertible Preferred Stock and (y) ten (10) (as such product may be adjusted after such Issue Date in the same manner as the Conversion Price is adjusted under Section 6 hereof to give affect to any stock split, dividend, combination, recapitalization or other event specified therein affecting the Common Stock).

“Capital Stock” means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in the Company and any rights, warrants or options to acquire an equity interest in the Company.

“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as in effect on the date of this Certificate of Designation.

“Class A Director” means the individual elected by the Holders to serve as a member of the Board of Directors pursuant to the terms and subject to the conditions of Section 9 hereof.

“Closing Price” means, with respect to each share of Series A Convertible Preferred Stock, the thirty (30) day weighted average of the Market Price of the Common Stock immediately preceding the Issue Date of such share of Series A Convertible Preferred Stock.

“Common Stock” means the common stock, $0.01 par value per share, of the Company or any other Capital Stock into which such shares of common stock shall be reclassified or changed.

“Common Stock Transfer Agent” has the meaning set forth in Section 6(c) hereof.

“Company” means FX Real Estate and Entertainment Inc., a Delaware corporation, and its successors and assigns.

“Company’s Organizational Documents” means the Certificate of Incorporation and By-Laws.

“Common Share Equivalents” means securities, options, warrants, derivatives, debt instruments or other rights convertible into, or exercisable or exchangeable for, or entitling the holder thereof to receive directly or indirectly, Common Stock.

“Conversion Price” has the meaning set forth in Section 6(a) hereof.

“Converted Shares” has the meaning set forth in Section 6(c).

“Converting Shares” has the meaning set forth in Section 6(c).

“Director Cessation Date” means the date on which less than fifty percent (50%) of the shares of Series A Convertible Preferred Stock outstanding on the Director Commencement Date are outstanding.

“Director Commencement Date” means the date on which at least 1,000 shares of Series A Convertible Preferred Stock are outstanding.

“Equity Offering” means the Company’s sale or series of related sales of Capital Stock (or any securities of the Company convertible into Capital Stock) from which the Company generates net proceeds of at least $25,000,000.

“Holders” means the record holders of the shares of Series A Convertible Preferred Stock, as shown on the books and records of the Company.

“Issue Date” means, with respect to each share of Series A Convertible Preferred Stock, the date on which such share of Series A Convertible Preferred Stock was initially issued.

“Junior Stock” has the meaning set forth in Section 3 hereof.

“Liquidation Event” means (i) any voluntary or involuntary liquidation, dissolution or winding-up of the Company, (ii) the consummation of a merger or consolidation in which the stockholders of the Company prior to such transaction own less than a majority of the voting securities of the entity surviving such transaction, or (iii) the sale, distribution or other disposition of all or substantially all of the Company’s assets.

“Liquidation Preference” has the meaning set forth in Section 5(a) hereof.

“Market Price” means the last reported sale price of the Common Stock on the primary U.S. national securities exchange, automated quotation system or inter-dealer quotation system upon which the Common Stock is then traded or quoted.

“Maturity Date” means, with respect to each share of Series A Convertible Preferred Stock, the fifth (5th) anniversary of the Issue Date of such share of Series A Convertible Preferred Stock.

“Parity Stock” has the meaning set forth in Section 3 hereof.

“Person” includes all natural persons, corporations, business trusts, limited liability companies, associations, companies, partnerships, joint ventures and other entities, as well as governments and their respective agencies and political subdivisions.

“Preferred Stock” means Capital Stock of the Company of any class or classes (however designated) that ranks prior, as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, to shares of Capital Stock of any other class of the Company.

“Priority Dividend Payment” has the meaning set forth in Section 4(a) hereof.

“Redemption Price” has the meaning set forth in Section 7 hereof.

“SEC” means the United States Securities and Exchange Commission.

“Senior Stock” has the meaning set forth in Section 3 hereof.

“Series A Convertible Preferred Stock” has the meaning set forth in Section 1 hereof.

“Stated Value” means $1,000 per share of Series A Convertible Preferred Stock, plus all accrued and unpaid Priority Dividends on each share of Series A Convertible Preferred Stock on any specified date.

“Transfer Agent” means the entity designated from time to time by the Company to act as the registrar and transfer agent for the Series A Convertible Preferred Stock or, if no entity has been so designated to act in such capacity, the Company.

Section 3. Ranking.

The Series A Convertible Preferred Stock shall, with respect to dividend rights and rights on the liquidation, winding-up and dissolution of the Company (as provided in Section 5 below), rank (a) senior to all classes of Common Stock and to each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors (collectively referred to as the “Junior Stock”), (b) on a parity with each other class of Capital Stock or series of Preferred Stock established hereafter by the Board of Directors with the written consent of the Holders of at least fifty-one percent (51%) of the outstanding shares of Series A Convertible Preferred Stock, the terms of which expressly provide that such class or series ranks on a parity with the Series A Convertible Preferred Stock as to dividend rights and rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the “Parity Stock”) and (c) junior to any future class of Preferred Stock established hereafter by the Board of Directors with the written consent of the Holders of at least fifty-one percent (51%) of the outstanding shares of Series A Convertible Preferred Stock, the terms of which expressly provide that such class ranks senior to the Series A Convertible Preferred Stock as to dividend rights and rights on the liquidation, winding-up and dissolution of the Company (collectively referred to as the “Senior Stock”).

Section 4. Dividends.

(a) The Holders shall be entitled to receive, in cash, quarterly cumulative dividends on each share of Series A Convertible Preferred Stock, calculated at a rate of 8% per annum of the Stated Value whenever funds are legally available and when and as declared by the Board of Directors, which dividends shall accrue daily on each share of Series A Convertible Preferred Stock from its applicable Issue Date and shall be compounded quarterly (each a “Priority Dividend”).

(b) No dividends shall be paid upon, or declared and set apart for, any shares of Common Stock or any Parity Stock or Junior Stock (other than a dividend payable solely in Common Stock) if the Board of Directors shall have failed duly and lawfully to declare, or the Company has failed to pay, in full all Priority Dividends then payable. If such Priority Dividends on the Series A Convertible Preferred Stock shall not have been paid in full, the aggregate deficiency shall be cumulative (whether or not earned by the Company) and shall be fully paid prior to the payment of any dividend by the Company (other than a dividend payable solely in Common Stock) with respect to Common Stock or any Parity Stock or Junior Stock.

(c) Any and all dividends on the Series A Convertible Preferred Stock shall be payable out of any cash legally available therefor, and if there is not a sufficient amount of cash available, then out of the remaining assets of the Company legally available therefor (valued at the fair market value thereof on the date of payment, as determined by the Board of Directors). To the extent funds or assets are not legally available for the payment of any dividend, such dividend shall nevertheless accrue and cumulate.

(d) The Company shall take all actions required or permitted under Delaware law to permit the payment of dividends on the Series A Convertible Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with Delaware law, to make or keep funds legally available for the payment of dividends.

Section 5. Liquidation Preference.

(a) Upon any Liquidation Event, each Holder shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, (i) prior to the holders of any class or series Common Stock and Junior Stock, (ii) pro rata with the holders of any Parity Stock and (iii) after the holders of any Senior Stock, an amount (such amount, the “Liquidation Preference”) equal to the greater of (x) a cash amount per share of Series A Convertible Preferred Stock equal to the Stated Value at that time or (y) the liquidation value attributable to the shares of Common Stock into which such shares of Series A Convertible Preferred Stock would then be convertible under the provisions of Section 6 below.

(b) In the event of a Liquidation Event involving a consolidation or merger of the Corporation or a sale of all or substantially all of the assets of the Corporation, each Holder shall have the right, in its sole discretion, to elect the benefits of the provisions of Section 6(g) hereof in lieu of receiving payment upon a Liquidation Event pursuant to this Section 5.

Section 6. Conversion.

(a) If at any time the Market Price of the Common Stock over a period of ten (10) consecutive trading days equals or exceeds the Conversion Price then in effect of any share of Series A Convertible Preferred Stock outstanding at all times during such trading day period, each such time the Holder thereof shall have the right, in its sole discretion, upon the delivery of a written notice to the Company (which notice shall be delivered within sixty (60) calendar days after any such tenth (10th) trading day on which the Market Price of the Common Stock equals or exceeds such Conversion Price) to convert such share of Series A Convertible Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value at the time in effect for such share by the Conversion Price at the time in effect for such share. Any Holder may convert all or less than all of the shares of Series A Convertible Preferred Stock held by it that are eligible to be converted in accordance with the preceding sentence. Any Holder’s timely conversion of shares of Series A Preferred Stock under this Section 6(a) shall not be effective unless such Holder has also complied with the provisions set forth in Section 6(c) hereof at the time of delivery of its aforesaid written notice to the Company. The initial “Conversion Price” per share of Series A Convertible Preferred Stock shall be equal to the product of (x) the Closing Price on the Issue Date for such share of Series A Convertible Preferred Stock and (y) 1.2; provided, however, that the Conversion Price in effect from time to time for each share of Series A Convertible Preferred Stock shall be subject to adjustment as provided hereinafter.

(b) Upon the earlier of (x) consummation of an Equity Offering or (y) its applicable Maturity Date, each outstanding share of Series A Convertible Preferred Stock shall automatically convert into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Value at the time in effect for such share by the Conversion Price at the time in effect for such share, and the Holder thereof shall be deemed to have complied with the provisions set forth in Section 6(c) hereof; provided, however, until such Holder surrenders the certificate evidencing the Converting Shares the Company shall not be required to cause the Common Stock Transfer Agent to issue and deliver to such Holder or its designee either (i) a statement evidencing ownership of the Converted Shares, registered in the name of the Holder or its designee on the Common Stock Transfer Agent’s records in book-entry form under The Direct Registration System, or (ii) the certificate(s) evidencing the Converted Shares.

(c) (i) Each conversion of shares of Series A Convertible Preferred Stock into shares of Common Stock shall be effected by the surrender of the certificate(s) evidencing the shares of Series A Convertible Preferred Stock to be converted (the “Converting Shares”) at the principal office of the Company (or such other office or agency of the Company as the Company may designate by notice in writing to the Holders of the Series A Convertible Preferred Stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, (A) stating that the Holder desires to convert the Converting Shares, or a specified number of such Converting Shares, evidenced by such certificate(s) into shares of Common Stock (the “Converted Shares”), and (B) giving the name(s) (with addresses) and denominations in which the Converted Shares should either be registered with the Company’s transfer agent and registrar for the Common Stock (the “Common Stock Transfer Agent”) on its records in book-entry form under The Direct Registration System or certificated, and, in either case, instructions for the delivery of a statement evidencing book-entry ownership of the Converted Shares or the certificates evidencing the Converted Shares. Upon receipt of the notice described in the first sentence of this subsection 6(c)(i), together with the certificate(s) evidencing the Converting Shares, the Company shall be obligated to, and shall, cause to be issued and delivered in accordance with such instructions, as applicable, either (x) a statement from the Common Stock Transfer Agent evidencing ownership of the Converted Shares, registered in the name of the Holder or its designee on the Common Stock Transfer Agent’s records in book-entry form under The Direct Registration System or (y) certificate(s) evidencing the Converted Shares and, if applicable, a certificate (which shall contain such applicable legends, if any, as were set forth on the surrendered certificate(s)) representing any shares which were represented by the certificate(s) surrendered to the Company in connection with such conversion but which were not Converting Shares and, therefore, were not converted. All or some Converted Shares so issued whether in book-entry form under the Direct Registration System or in certificated form may be subject to restrictions on transfer as required by applicable federal and state securities laws. Any such Converted Shares subject to restrictions on transfer under applicable federal and state securities laws shall be encumbered by stop transfer orders and restrictive legends (or equivalent encumbrances). Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate(s) shall have been surrendered and such written notice shall have been received by the Company unless a later date has been specified by such Holder, and at such time the rights of the Holder of such Converting Shares as such Holder shall cease, and the Person(s) in whose name or names the Converted Shares are to be issued either in book-entry form or certificated form, as applicable, upon such conversion shall be deemed to have become the holder(s) of record of the Converted Shares.

(ii) Upon the issuance of the Converted Shares in accordance with Section 6, such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

(d) Adjustments for Common Stock Dividends and Distributions. If the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event each Conversion Price in effect for the shares of Series A Convertible Preferred Stock then outstanding shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying each such Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution. To the extent an adjustment is made in respect of the foregoing pursuant to Section 6(e) or the holder actually receives the dividend to which any such adjustment relates, an adjustment shall not be made pursuant to this Section 6(d).

(e) Conversion Price Adjustments for Subdivisions, Combinations or Consolidations of Common Stock.

(i) In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional Common Share Equivalents, without payment of any consideration by such holder for additional Common Share Equivalents (including the additional Common Stock issuable upon conversion, exchange or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), each Conversion Price in effect for the shares of Series A Convertible Preferred Stock then outstanding shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each such share of such Series A Convertible Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock and shares issuable with respect to Common Share Equivalents.

(ii) If the number of shares of Common Stock outstanding at any time is decreased by a combination, consolidation, reclassification or reverse stock split of the outstanding shares of Common Stock or other similar event, then, following the record date of such combination, the Conversion Price in effect for the shares of Series A Convertible Preferred Stock then outstanding shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each such share of such Series A Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination, merger or sale of assets transaction provided for elsewhere in this Section 6), provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock the number of shares of Capital Stock or other securities or property of the Company to which a holder of Common Stock would have been entitled on recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holders after the recapitalization to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) Mergers and Other Reorganizations. If at any time or from time to time there shall be a reclassification of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Company with or into another entity or the sale of all or substantially all of the Company’s properties and assets to any other Person, then, as a part of and as a condition to the effectiveness of such reclassification, merger, consolidation or sale, lawful and adequate provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock the number of shares of Capital Stock or other securities or property, if any, of the Company or of the successor entity resulting from such reclassification, merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled in connection with such reclassification, merger, consolidation or sale. In any such case, appropriate provision shall be made with respect to the rights of the Holders after the reclassification, merger, consolidation or sale to the end that the provisions of this Section 6 (including, without limitation, provisions for adjustment of the Conversion Price and the number of shares purchasable upon conversion of the Series A Convertible Preferred Stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of Capital Stock, securities or property to be deliverable thereafter upon the conversion of the Series A Convertible Preferred Stock.

Each Holder, upon the occurrence of a reclassification, merger or consolidation of the Company or the sale of all or substantially all its assets and properties, as such events are more fully set forth in the first paragraph of this Section 6(g), shall have the option of electing treatment of its shares of Series A Convertible Preferred Stock under either this Section 6(g) or Section 5 hereof, notice of which election shall be submitted in writing to the Company at its principal offices no later than ten (10) days before the effective date of such event, provided that any such notice of election shall be effective if given not later than fifteen (15) days after the date of the Company’s notice pursuant to Section 6(h) hereof with respect to such event, and, provided, further, that if any Holder fails to give the Company such notice of election, the provisions of this Section 6(g) shall govern the treatment of such Holder’s shares of Series A Convertible Preferred Stock upon the occurrence of such event.

(h) Notices of Record Date. In the event (i) the Company fixes a record date to determine the holders of Common Stock who are entitled to receive any dividend or other distribution, or (ii) there occurs any capital reorganization of the Company, any reclassification or recapitalization of the Common Stock of the Company, any merger or consolidation of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each Holder at least ten (10) days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock or other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, dissolution, liquidation or winding up.

(i) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment. Before taking any action which would cause an adjustment reducing any Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series A Convertible Preferred Stock, the Company will use its best efforts to take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may legally and validly issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

(j) Fractional Shares and Certificate as to Adjustments. In lieu of any fractional shares to which a Holder would otherwise be entitled upon conversion, the Company shall pay cash equal to such fraction multiplied by the Market Price of one share of Common Stock, as determined in good faith by the Board of Directors, except that, without the consent of the Holders of a majority of the outstanding shares of Series A Convertible Preferred Stock, the Company shall not be entitled to pay cash in lieu of fractional shares if such payment to any one Holder would exceed $1,000 (which such amount shall be proportionately adjusted for any reverse stock split). Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Convertible Preferred Stock of each Holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

Upon the occurrence of each adjustment or readjustment of the Conversion Price of any share of Series A Convertible Preferred Stock pursuant to this Section 6, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price of the share(s) of Series A Convertible Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Holder’s shares of Series A Convertible Preferred Stock. The provisions of Section 6(d), (e), (f) and (g) shall apply to any transaction and successively to any series of transactions that would require any adjustment pursuant thereto.

(k) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock (taking into account the adjustments required by this Section 6), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, in addition to such other remedies as shall be available to the Holders, the Company will, as soon as is reasonably practicable, take all such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes

Section 7. Redemption.

(a) If at any time the Market Price of the Common Stock over a period of fifteen (15) consecutive trading days equals or exceeds the Call Price(s) then in effect of any shares of Series A Convertible Preferred Stock outstanding at all times during such trading day period, each time the Company shall have the right, in its sole discretion, to redeem such outstanding shares of Series A Convertible Preferred Stock, in whole or in part, for an aggregate price equal to the Redemption Price multiplied by the number of shares of Series A Convertible Preferred Stock then being redeemed upon the delivery of a written notice to the Holders (which notice shall be delivered within one hundred twenty (120) calendar days after any such fifteenth (15th) trading day on which the Market Price of the Common Stock equals or exceeds such Call Price(s)). The “Redemption Price” for each share of Series A Convertible Preferred Stock being redeemed shall be the Stated Value through the date of redemption.

(b) In order to receive the Redemption Price per share, each affected Holder shall surrender to the Company the certificate(s) representing the number of shares of Series A Convertible Preferred Stock to be redeemed. Upon such redemption, such redeemed Series A Convertible Preferred Stock shall no longer be deemed outstanding and all rights of the Holder with respect to such shares shall immediately terminate, except the right to receive the Redemption Price per share.

(c) If fewer than all the shares of Series A Convertible Preferred Stock that are eligible to be redeemed at any one time pursuant to this Section 7 are to be redeemed, such shares of Series A Convertible Preferred Stock shall be redeemed on a pro rata basis from all affected Holders, if applicable.

(d) For the avoidance of doubt and ambiguity, any shares of Series A Convertible Preferred Stock called for redemption that are then convertible, or become convertible prior to the redemption date, in accordance with Section 6 hereof shall be convertible prior to the redemption date subject to compliance with the provisions of Section 6 hereof.

(e) Deposit of Redemption Price.

(i) Prior to or on any redemption date, the Company shall segregate and hold in trust an amount of money sufficient to pay the Redemption Price for all the shares of Series A Convertible Preferred Stock to be redeemed other than any shares of Series A Convertible Preferred Stock called for redemption on that date which have been converted prior to the date of such deposit.

(ii) If any shares of Series A Convertible Preferred Stock called for redemption is converted prior to the redemption date, any money so segregated and held in trust for the redemption of such shares of Series A Convertible Preferred Stock shall be discharged from such trust.

(f) Any certificate representing shares of Series A Convertible Preferred Stock which are to be redeemed only in part shall be surrendered at an office or agency of the Company designated for that purpose pursuant hereto (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or the Holder’s attorney duly authorized in writing), and the Company shall execute and deliver to the Holder of such shares of Series A Convertible Preferred Stock without service charge, a new certificate or certificates representing such shares of Series A Convertible Preferred Stock of any authorized denomination as requested by such Holder for the amount net of the number of shares of Series A Convertible Preferred Stock so redeemed.

Section 8. Voting Rights.

(a) General. Each Holder, except as otherwise required under Delaware law or as set forth herein (including, without limitation, in Sections 8(b) and 9 below), shall be entitled or permitted to vote on all matters required or permitted to be voted on by the holders of Common Stock of the Company and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such Holder’s shares of the Series A Convertible Preferred Stock could be converted, pursuant to the provisions of Section 6 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein or as otherwise required by law, the Series A Convertible Preferred Stock and the Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters upon which the Common Stock is entitled to vote.

(b) Voting With Respect to Certain Matters. In addition to any other rights provided by law or set forth herein, so long as any shares of Series A Convertible Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the Holders of fifty-one percent (51%) of the outstanding shares of Series A Convertible Preferred Stock:

(i) increase the authorized number of shares of Series A Convertible Preferred Stock or alter, amend or change any of the terms, designations, powers, privileges or rights or restrictions provided for the benefit of the Series A Convertible Preferred Stock;

(ii) issue additional shares of Series A Convertible Preferred Stock;

(iii) create or issue any Capital Stock (or any securities convertible into Capital Stock) having rights, preferences or privileges senior to or on parity with the Series A Convertible Preferred Stock; or

(iv) alter, amend or repeal the Company’s Organizational Documents in a manner that is materially adverse to the Series A Convertible Preferred Stock.

(c) The Company may, without the vote or consent of any Holders of the Series A Convertible Preferred Stock, amend or supplement this Certificate of Designation to make any change that would provide any additional rights or benefits to the Holders of the Series A Convertible Preferred Stock.

Section 9. Board Representation.

(a) On the Director Commencement Date, the Board of Directors shall increase the size of the Board of Directors by one (1) member and shall cause the vacancy created thereby to be filled by a Class A Director upon the receipt of written notice from the Holders of a majority of the then outstanding Series A Convertible Preferred Stock.

(b) From the Director Commencement Date until the Director Cessation Date, the Holders, voting as a separate class, shall have the right to elect one (1) Class A Director to the Board of Directors at each meeting of stockholders or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such Class A Director and to fill any vacancy caused by the resignation, death or removal of such Class A Director. Each share of Series A Convertible Preferred Stock shall be entitled to one vote and any election or removal of the Class A Director shall be subject to the affirmative vote of the Holders of a majority of the outstanding shares of Series A Convertible Preferred Stock.

(c) From the Director Commencement Date until the Director Cessation Date, at the written request of the Holders of a majority of the outstanding shares of Series A Convertible Preferred Stock, the Class A Director shall be appointed by the Board of Directors to serve on each committee of the Board of Directors to the extent permissible under the applicable rules and regulations of the SEC, the rules of any national securities exchange or national over-the-counter market on which the Common Stock is listed or traded and other applicable law, statute, rule or regulation.

(d) Each such Class A Director, in his capacity as a member of the Board of Directors, shall be afforded the same rights and privileges as the other members of the Board of Directors, including, without limitation, rights to indemnification, insurance, notice, information and the reimbursement of expenses. The foregoing notwithstanding, no such Class A Director shall receive a director fee unless the Company pays a director fee to any of its non-independent directors, in which case the Class A Director shall receive a fee equal to the highest fee paid to any non-independent directors as compensation solely for serving as a director (which amount, by way of clarification, shall not include fees paid solely in connection with chairing or serving on committees). Nothing in this paragraph (d) is intended to limit any such Class A Director’s rights to indemnification, and the rights set forth herein are in addition to any and all other rights to indemnification.

(e) Following the Director Cessation Date, within two (2) Business Days of receiving a written request from the Company, the Holders shall use reasonable efforts to cause the Class A Director to resign from the Board of Directors (and any committee thereof).

Section 10. Payment.

(a) All amounts payable in cash with respect to the Series A Convertible Preferred Stock shall be payable in United States dollars at the office or agency of the Company maintained for such purpose within the Borough of Manhattan, City and State of New York or, at the option of the Company, payment of dividends may be made by check mailed to the Holders of the Series A Convertible Preferred Stock at their respective addresses set forth in the register of Holders of Series A Convertible Preferred Stock maintained by the Transfer Agent.

(b) Any payment on the Series A Convertible Preferred Stock due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, provided that dividends shall continue to accrue until such next succeeding Business Day.

(c) The Company will initially act as the “Transfer Agent” and the “Paying Agent” for the Series A Convertible Preferred Stock. The Company may at any time terminate the appointment of any Paying Agent and appoint additional or other Paying Agents; provided that until the Series A Convertible Preferred Stock has been delivered to the Company for cancellation, or moneys sufficient to pay the Liquidation Preference of the Series A Convertible Preferred Stock shall have been made available for payment and either paid or returned to the Company as provided in this Certificate of Designation, the Company shall maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of shares of Series A Convertible Preferred Stock for payment and exchange.

(d) All moneys and shares of Series A Convertible Preferred Stock deposited by the Company with any Paying Agent or held by the Company in trust for the payment of the Liquidation Preference on the Series A Convertible Preferred Stock, which moneys and shares remain unclaimed at the end of two years after such payment has become due and payable shall be repaid to the Company, and the Holders of the shares of Series A Convertible Preferred Stock in respect of which such moneys and shares were so deposited or held in trust shall thereafter look only to Company for payment thereof.

Section 11. Reissuance of Shares of Series A Convertible Preferred Stock.

Shares of Series A Convertible Preferred Stock that have been issued and reacquired in any manner, including shares purchased, redeemed, converted or exchanged, shall (upon compliance with any applicable provisions of the laws of Delaware) be permanently retired or cancelled and shall not under any circumstances be reissued. The Company shall from time to time take such appropriate action as may be required by applicable law to reduce the authorized number of shares of Series A Convertible Preferred Stock by the number of shares that have been so reacquired.

Section 12. Maintenance of Existence.

The Company shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company.

Section 13. Certain Trading Activities.

So long as a Holder’s shares of Series A Convertible Preferred Stock remain outstanding, no such Holder shall, directly or indirectly through its Affiliates or any third party, take a “short position” in the securities of the Company or otherwise divest all or part of its economic interests in either the shares of Series A Convertible Preferred Stock held by it or the shares of Common Stock into which such Series A Convertible Preferred Stock are convertible by virtue of effectuating a hedging transaction, including, without limitation, purchasing or selling a derivate security.

Section 14. Tax Matters.

Except as otherwise agreed to by the Company, Holders shall provide the Company, in the time and the manner prescribed by applicable law, validly completed and executed Internal Revenue Service Forms W-9 or W-8BEN or other applicable W-8. The Company shall not withhold from any payment to such Holder pursuant to the Series A Convertible Preferred Stock unless required to do so by applicable law.

Section 15. Notices.

Any and all notices, consents, approval or other communications or deliveries required or permitted to be provided under this Certificate of Designation shall be in writing and shall be deemed given and effective on the earliest of (a) the date of receipt, if such notice, consent, approval or other communication is delivered via facsimile to the Company or the Holders, as applicable, at the facsimile number specified in the register of Holders of Series A Convertible Preferred Stock maintained by the Transfer Agent prior to 5.00 p.m. (New York City time) on a Business Day, (b) the next Business Day after the date of receipt, if such notice, consent, approval or other communication is delivered via facsimile to the Company or the Holder, as applicable, at the facsimile number specified in the register of Holders of Series A Convertible Preferred Stock maintained by the Transfer Agent on a day that is not a Business Day or later than 5:00 p.m. (New York City time) on any Business Day, or (c) the third Business Day following the date of deposit with a nationally recognized overnight courier service for next Business Day delivery and addressed to the Company or the Holder, as applicable, at the address specified in the register of Holders of Series A Convertible Preferred Stock maintained by the Transfer Agent.

Section 16. Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 17. Severability of Provisions.

If any powers, preferences and relative, participating, optional and other special rights of the Series A Convertible Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other powers, preferences and relative, participating, optional and other special rights of the Series A Convertible Preferred Stock and the qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional and other special rights of the Series A Convertible Preferred Stock and the qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no powers, preferences and relative, participating, optional or other special rights of the Series A Convertible Preferred Stock and the qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

[Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Designation has been executed on behalf of the Company by its Executive Vice President and General Counsel this        day of January, 2010.

FX REAL ESTATE AND ENTERTAINMENT INC.

By:
Name: Mitchell J. Nelson
Title: Executive Vice President and General Counsel